SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 31, 2003

(Date of earliest event reported)

GUITAR CENTER, INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File:	95-4600862
(State or other jurisdiction of incorporation or organization)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road

Westlake Village, California  91362

(Address of Principal executive offices, including zip code)

(818) 735-8800

(Registrant’s telephone number, including area code)

Item 9.  Regulation FD Disclosure.

On October 30, 2003 after the stock market closed Guitar Center, Inc. held a previously announced conference call to discuss its financial results for the quarter ended September 30, 2003.  During the conference call, we answered a number of questions from investors regarding the performance of our American Music stores which make up a relatively small portion of our retail division (the balance of the division being the “Guitar Center” branded retail stores).  For the convenience of investors, we are providing below in tabular form much of the data we provided orally on the call regarding the historical performance of the American Music stores.

The following is quarterly financial data for American Music for 2003 and 2002:

Quarterly Financial data (unaudited)
($000’s)

	Year Ending December 31, 2003
	First	Second	Third		YTD
Net sales	$9,254	$8,018	$9,937		$27,209
Cost of goods sold, buying and occupancy	5,813	4,813	6,706		17,332
Gross Profit	3,441	3,205	3,231		9,877
Selling, general and administrative expenses	3,816	4,692	5,054		13,562
Operating income (pre-tax)	$(375)	$(1,487)	$(1,823)		$(3,685)

	Year Ended December 31, 2002
	First	Second	Third	Fourth	Total
Net sales	$7,237	$6,449	$9,237	$9,602	$32,525
Cost of goods sold, buying and occupancy	4,221	3,626	5,763	7,837	21,447
Gross Profit	3,016	2,823	3,474	1,765	11,078
Selling, general and administrative expenses	2,457	2,836	3,839	4,247	13,379
Operating income (pre-tax)	$559	$(13)	$(365)	$(2,482)	$(2,301)

The full text of the conference call, including the question and answer session, were accessible by pre-announced phone and webcast links.  A replay may be accessed by dialing (888) 566-0849 through November 6, 2003 or by accessing the link on the investor relations portion of our website, www.guitarcenter.com.

The information provided in this Item 9 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: October 31, 2003	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Office